MONITREND MUTUAL FUND
                          INVESTMENT ADVISORY AGREEMENT

   AGREEMENT made this 13th day of December, 1996, by and between MONITREND MUTUAL FUND (the "Trust") , a Massachusetts business trust, and ORRELL AND COMPANY, INC., a California corporation, (the "Adviser") .

   WHEREAS, a series of the Trust having separate assets and liabilities exists entitled the "Gold Series" or the "Gold Fund" (hereafter the "Gold Fund"); and

   WHEREAS, the Trust desires to retain the Adviser as investment adviser to the Gold Fund and enter into an investment advisory agreement (i.e., this Agreement) relating to the Gold Fund which shall apply only to the Gold Fund; and

   WHEREAS, this Agreement has been, or will be, approved by the shareholders of the Gold Fund and by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940 ("1940 Act");

   In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

        1.   In General

        The Adviser agrees, all as more fully set forth herein, to act as managerial investment adviser to the Trust with respect to the investment of the assets of the Gold Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Gold Fund and the Gold Fund's use of hedging instruments.

        2. Duties and Obligations of the Adviser with respect to Investment of Assets of the Gold Fund

        (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser shall:

                (i) Decide what securities and hedging instruments shall be purchased or sold by the Trust with respect to the Gold Fund and when; and

                (ii) Arrange for the purchase and the sale of securities and hedging instruments held in the portfolio of the Gold Fund by placing purchase and sale orders for the Trust with respect to the Gold Fund.

        Any investment purchases or sales made by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by:
   (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) the provisions of the Commodity Exchange Act and of any rules or regulations in force thereunder; (3) any other applicable provisions of law; (4) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (5) any policies and determinations of the Board of Trustees of the Trust; and (6) the fundamental policies of the Trust relating to the Gold Fund, as reflected in the Trust's registration statement under the 1940 Act, or as amended by the shareholders of the Gold Fund.

         (c) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security or hedging instrument, whether or not such purchase, sale or retention shall have been based on its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. Nothing herein contained shall, however, be construed to protect the Adviser against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

        (d) Nothing in this Agreement shall prevent the Adviser or any affiliated person (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or hedging instruments for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

        (e) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration statement under the Act or the Securities Act of 1933 except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust.

        3.   Broker-Dealer Relationships

        The Adviser is responsible for decisions to buy and sell securities for the Gold Fund, broker-dealer selection and negotiation of brokerage commission rates. The Adviser's primary consideration in effecting a securities transaction will be execution at the most favorable price. The Trust understands that a substantial amount of the portfolio transactions of the Gold Fund may be transacted with primary market makers acting as principal on a net basis, with no brokerage being paid by the Gold Fund. Such principal transactions may, however, result in a profit to market makers. In certain instances the Adviser may make purchases of underwritten issues for the Gold Fund at prices which include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Gold Fund on a continuing basis. Accordingly, the price to the Gold Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees of the Trust may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Gold Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Trust. The Adviser is further authorized to allocate the orders placed by it on behalf of the Gold Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. The Adviser is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price. In the Agreement, the term "broker" and "broker-dealer" shall include futures commission merchants.

        4.   Allocation of Expenses

        The Adviser agrees that it will furnish the Trust, at the Adviser's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Adviser will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Adviser. All operating costs and expenses relating to the Gold Fund not expressly assumed by the Adviser under this Agreement shall be paid by the Trust from the assets of the Gold Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums;
   (iv) compensation and expenses of the Trust's Trustees other than those affiliated with the Trust's investment advisers; (v) legal and audit expenses; (vi) fees and expenses of the Trust's Administrator, custodian, shareholder servicing or transfer agent and accounting services agent;
   (vii) expenses incident to the issuance of the Gold Fund's shares, including issuance on the payment of, or reinvestment of, dividends;
   (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or the shares of the Gold Fund; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor;
   (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or a series of the Trust agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a series of the Trust pursuant to Rule 12b-1 under the Act.

        5.   Compensation of the Adviser

        (a) The Trust agrees to pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser hereunder, an annual management fee payable monthly and computed on the value of the net assets of the Gold Fund as of the close of business each business day at the following annual rates:

                  Assets                Fee Rate

             0 to $50 million               1.00%
             $50 million to $75 million     0.875%
             $75 million to $100 million    0.75%
             $100 million to $150 million   0.625%
             $150 million to $200 million   0.50%
             Over $200 million              0.375%

        (b) In the event that the expenses of the Gold Fund (including the fees of the Gold Fund's Adviser and the Administrator and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions or the limits set forth in the Gold Fund's current prospectus or statement of additional information, the Adviser will reduce its fees by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the advisory fee at the end of any month will be reduced or postponed, or if necessary, a refund or payment will be made to the Trust as to the Gold Fund so that at no time will there be any accrued but unpaid liability under this expense limitation.

        6.   Duration and Termination

        (a) This Agreement shall go into effect when approved by the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Gold Fund and shall, unless terminated as hereinafter provided, continue in effect until December 31, 1997 and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Gold Fund and by such a vote of the Trustees.

        (b) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser sixty (60) days' written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the 1940 Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

        7.   Agreement Binding Only on Fund Property

        The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Adviser represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

        8.   Code of Ethics

        The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Upon written request of the Trust, the Adviser shall permit the Trust to examine any reports required to be made by the Adviser pursuant to Rule 17j-1(1) under the Act.

        IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons all as of the day and year first above written.

                                      MONITREND MUTUAL FUND

                                      By_____________________________

                                      ORRELL AND COMPANY, INC.

                                      By_____________________________